As filed with the Securities and Exchange Commission on January 18, 2012
SEC File No.: 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under the Securities Act of 1933

AMERICAN SANDS ENERGY CORP.
(Exact name of registrant as specified in its charter)

Delaware	87-0405708
State or other jurisdiction of incorporation or	I.R.S. Employer I.D. No.
organization

4760 South Highland Drive, Suite 341, Salt Lake City, UT	84117
(Address of Principal Executive Offices)	(Zip Code)

2011 Long-Term Incentive Plan
(Full title of the plan)

William C. Gibbs, CEO
American Sands Energy Corp.
4760 South Highland Drive
Suite 341
Salt Lake City, UT 84117
(Name and address of agent for service)

Telephone number, including area code, of agent for service:  (801) 277-7888

Copies to:
Ronald N. Vance
Attorney at Law
1656 Reunion Avenue
Suite 250
South Jordan, UT  84095
Telephone (801) 446-8802
FAX (801) 446-8803

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.   (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, Par Value $.001	7,000,000	$0.8584	$6,008,750	$688.60

(1) This Registration Statement shall also cover any additional shares of the Registrant’s common stock in respect to the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common stock.
(2) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act.

PART I
Information Required in the Section 10(a) Prospectus

Item 1. Plan Information

The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933.

Item 2. Registrant Information and Employee Plan Annual Information

The officers, directors, employees, consultants and advisors participating in the American Sands Energy Corp. 2011 Long-Term Incentive Plan and recipients of the option or share grants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of this registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b).  The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus directed in writing or orally to the Registrant’s CEO at 4760 South Highland Drive, Ste. 341, Salt Lake City, UT 84117, telephone number (801) 699-3966.

PART II
Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference

American Sands Energy Corp. (the “Registrant”) hereby incorporates into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)
The Registrant’s Annual Report on Form 10-K (File No. 000-53167) for the year ended March 31, 2011, as filed with the Commission on June 9, 2011, and amended on August 2, 2011, August 24, 2011, and September 1, 2011.

(b)
The Registrant’s Quarterly Reports on Form 10-Q (File No. 000-53167), filed with the Commission on August 15, 2011, for the fiscal quarter ended June 30, 2011 and amended on August 29, 2011, and on November 17, 2011, for the fiscal quarter ended September 30, 2011.

(c)
The Registrant’s Current Reports on Form 8-K (File No. 000-53167), filed with the Commission on April 5, 2011 (Items 3.02, 4.01, 5.02, and 9.01); May 10, 2011 (Items 1.01 and 9.01); May 20, 2011 (Items 1.01 and 9.01); June 10, 2011 (Items 1.01, 2.01, 5.01, 5.06, and 9.01); August 24, 2011 (Items 1.01, 2.01, 5.01, 5.06 and 9.01); September 1, 2011 (Items 1.01, 2.01, 5.01, 5.06, and 9.01); September 19, 2011 (Items 5.02, 5.03, 5.07, and 9.01); October 12, 2011 (Item 5.02), October 24, 2011 (Items 5.03, 5.07, and 9.01), November 22, 2011 (Items 5.03 and 9.01), December 8, 2011 (Item 8.01), and January 6, 2012 (Item 8.01).

(d)	All other reports filed by the Registrant since March 31, 2011, with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act.

(e)
The description of the Registrant’s Common Stock, par value $0.001 per share, contained in Item 11 of the Registrant’s Registration Statement on Form 10 (Registration No. 000-32735) filed on April 14, 2008, pursuant to Section 12(g) of the Exchange Act, as updated in the Registrant’s Current Report on Form 8-K (File No. 000-53167) filed on January 6, 2012.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein.

Item 4.  Description of Securities

Not Applicable

Item 5.  Interest of Named Experts and Counsel

None

Item 6.  Indemnification of Directors and Officers

Section 145(a) of the General Corporation Law of the State of Delaware, as amended (the “Delaware Corporation Law”), provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, has no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation in such capacity in any other enterprise, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise, against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify the person against such liability under the provisions of the law.

Article XII of the Registrant’s Certificate of Incorporation eliminates the personal monetary liability of its directors to the corporation or its stockholders for breach of fiduciary duty by such persons as directors, except for any breach of the director’s duty of loyalty to the Corporation or its stockholders, acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, under § 174 of the Delaware General Corporate Law, or for any transaction from which the director derived an improper personal benefit.

Section 6.1 of the Registrant’s Bylaws provides that the Corporation shall indemnify its directors and officers to the fullest extent permitted by the laws of the State of Delaware.

Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed

Not Applicable

Item 8.  Exhibits

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.1	2011 Long-Term Incentive Plan	DEF 14C	000-53167	A	9/28/11
4.2	Certificate of Incorporation	DEF 14C	000-53167	C	9/28/11
4.3	Current Bylaws	DEF 14C	000-53167	D	9/28/11
5.1	Opinion and Consent of Counsel					X
23.1	Consent of Tanner LLC, independent registered public accounting firm					X
23.2	Consent of Child, Van Wagoner & Bradshaw, PLLC, independent registered public accounting firm					X
23.3	Consent of Counsel (included in Exhibit No. 5.1)					—

Item 9.  Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)           Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	Include any material or changed information with respect to the plan of distribution.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURE PAGE TO FOLLOW

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Salt Lake City, Utah on January [6]?, 2012.

American Sands Energy Corp.

By	/s/William C. Gibbs
William C. Gibbs, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: January 12, 2012	William C. Gibbs
William C. Gibbs, Director, Chief Executive Officer (Principal Executive, Financial, and Accounting Officer)

Date: January 12, 2012	/s/ Mark F. Lindsey
Mark F. Lindsey, Director

Date: January 12, 2012	/s/ Daniel F. Carlson
Daniel F. Carlson, Director

Date: January 12, 2012	/s/ Edward P. Mooney
Edward P. Mooney, Director

Date: January 12, 2012	/s/ Gayle McKeachnie
Gayle McKeachnie, Director

Date: January 12, 2012	/s/ Barry Larson
Barry Larson, Director

Date: January 12, 2012	/s/ Justin R. Swift
Justin R. Swift, Director